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                                                                    Exhibit 99.1


REPLIGEN ANNOUNCES $9 MILLION PRIVATE PLACEMENT

ADDITIONAL CAPITAL TO SUPPORT CLINICAL TRIALS OF SECRETIN IN AUTISM REPLIGEN ANNOUNCES $9 MILLION PRIVATE PLACEMENT

NEEDHAM, MA -- May 17, 1999 -- Repligen Corporation (Nasdaq: RGEN) announced today that it has entered into definitive agreements to raise $9 million through a private placement of Repligen's common stock. The Company will issue 3.6 million shares at $2.50 per share.

         The primary use of the proceeds of this financing will be to fund clinical trials of secretin in autism. Anecdotal reports have indicated that secretin may produce improvements in gastrointestinal function, language, social behavior and sleep in autistic children. In March 1999, Repligen acquired the rights to patent applications for the use of secretin in autism. The Company plans to manufacture a synthetic, human form of secretin and initiate a controlled clinical trial by years' end.

         "This financing will increase our cash position to approximately $12 million," stated Walter C. Herlihy, President and CEO of Repligen. "We expect that this capital will enable us to aggressively pursue the clinical development of human secretin for autism for at least two years without the need for additional financing."

         Participants in the financing included funds managed by Wellington Management Company, LLP. Paramount Capital acted as a financial advisor to the Company. The financing will close upon the effectiveness of a registration statement which the Company plans to file with the SEC within 20 days.

         Repligen Corporation develops new drugs for autism, organ transplant and cancer. The Company also manufactures and markets a set of patented products based on Protein A which are used by the pharmaceutical industry to produce therapeutic antibodies. Its corporate headquarters are located at 117 Fourth Avenue, Needham, MA 02494. Additional information may be requested from www.repligen.com.


         This press release contains forward-looking statements based on current management expectations. There are certain key factors which could cause future results to differ materially from those anticipated by management. Such factors include, but are not limited to: uncertainty in the realization of future revenues, the uncertain timeline for clinical activity, results of pending or future clinical trials, the Company's ability to continue to establish collaborative arrangements with third parties; the Company's ability to maintain financial stability; the technical risks associated with development and manufacture of products; the fact that there can be no assurances that patents relating to the Company's potential products will afford adequate protection to the Company, the risks of technological change and competition, and the competitive environment of the biotechnology and pharmaceutical industries. These factors are more fully discussed in the Company's periodic filings with the Securities and Exchange Commission.


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